Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-135837

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 7

                                       to

                         Prospectus dated August 4, 2006

                                       of

                              BIGSTRING CORPORATION

                        7,600,000 Shares of Common Stock

                  --------------------------------------------


This prospectus supplement supplements the prospectus dated August 4, 2006, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 7,600,000 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated August 4, 2006, and the prospectus supplement number 1 dated August 16, 2006, the prospectus supplement number 2 dated September 26, 2006, the prospectus supplement number 3 dated November 17, 2006, the prospectus supplement number 4 dated December 15, 2006, the prospectus supplement number 5 dated December 20, 2006 and the prospectus supplement number 6 dated January 19, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously amended and supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously amended and supplemented. The primary purpose of this prospectus supplement is to notify stockholders of the launch of a Chinese version of BigString.com's recallable, erasable and self-destructing email and video email service which is available at BigString.cn.

This prospectus supplement includes the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 26, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated August 4, 2006, as amended and supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is January 29, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                January 24, 2007


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                       000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of          (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)

 3 Harding Road, Suite F, Red Bank, New Jersey                   07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840


     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On January 24, 2007, BigString Corporation issued a press release announcing the launch of a Chinese version of BigString.com's recallable, erasable and self-destructing email and video email service which is available at BigString.cn. A copy of the press release is attached hereto as Exhibit 99.1.
                                                                   ------------

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

            (d)         Exhibits:

            Exhibit
            Number              Description
            ------              -----------

            99.1 Press Release Re: BigString Corporation Launches Chinese Version of its Email Service.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  BIGSTRING CORPORATION
                                       -----------------------------------------
                                                      (Registrant)



                                       By:  /s/ Darin M. Myman
                                           -------------------------------------
                                           Darin M. Myman
                                           President and Chief Executive Officer


Date:  January 26, 2007

                                  EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

99.1 Press Release Re: BigString Corporation Launches Chinese Version of its Email Service.

                                                                    EXHIBIT 99.1

                 BIGSTRING CORPORATION LAUNCHES CHINESE VERSION
                              OF ITS EMAIL SERVICE

         RED BANK, N.J., January 24 -- A Chinese version of BigString.com's recallable, erasable, and self-destructing email and video email service has been launched by BigString Corporation (OTCBB: BSGC). It is available at BigString.cn.

         "This opens an enormous new market for our user-controllable email," stated Darin Myman, President and CEO of BigString Corporation. "With the launch of BigString in both traditional and modern Chinese, the company has opened a significant avenue for further user growth." Myman also noted that BigString "brings privacy innovations which we believe are not generally available to Chinese users with any other email service."

         All of the features in the company's regular email service will be available in the Chinese version.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com